EXHIBIT 10.56

AMENDMENT

TO THE

EMPLOYMENT AGREEMENT BETWEEN

STAR SCIENTIFIC, INC. AND

ROBERT E. POKUSA

This Amendment (this “Amendment”) to that certain Employment Agreement between Star Scientific, Inc., a Delaware corporation (together with any successor thereto, the “Company”) and Robert E. Pokusa (the “Executive”) dated as of March 30, 2001 (the “Employment Agreement”) is made as of this 19th day of December, 2008 (the “Amendment Date”), by and among the Company and the Executive. Except as set forth in this Amendment, capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Employment Agreement.

WITNESSETH

WHEREAS, the Company and the Executive desire to amend the terms of the Employment Agreement as a result of Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company (collectively the “Parties”) hereby agree as of the Amendment Date to the following:

1. Amendments to the Employment Agreement. Effective as of the Amendment Date, the Employment Agreement is hereby amended as follows:

(a)	Section 2(b) of the Employment Agreement is amended to read as follows:

“(b) Discretionary Bonus. In addition to the Base Salary, and assuming that this Agreement remains in effect, Executive shall be eligible for a discretionary bonus (the amount of such bonus to be at the discretion of the Company’s Chairman, President and Chief Operating Officer and/or the Company’s Chief Executive Officer), based on a variety of effective performance based factors. Any discretionary bonus earned with respect to any calendar year shall be paid no earlier than January 1 and no later than December 31 of the calendar year following the calendar year with respect to which it is earned.”

(b)	The following new Section 19 is added after Section 18 of the Employment Agreement as follows:

“19. Section 409A.

Notwithstanding anything to the contrary in this Agreement, Executive shall not be entitled to any payment or benefit pursuant to Section 4 unless Executive’s termination of employment constitutes a Separation from Service. For purposes of this Agreement, a Separation from Service shall mean the Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment with the Company, Executive is a Specified Employee, as determined by the Company in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s termination of employment with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Executive under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement.

Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be promptly made to Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

Additionally, in the event that following the date hereof the Company or Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.”

2. No Other Amendment. Except as expressly set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect according to its terms.

3. Acknowledgement. The Executive acknowledges and agrees that the Executive has carefully read this Amendment in its entirety, fully understands and agrees to its terms and provisions and intends and agrees that it be final and legally binding on the Executive and the Company.

4. Governing Law; Counterparts. This Amendment shall be construed in accordance with the laws of the Commonwealth of Virginia without reference to principles of conflicts of law of Virginia or any other jurisdiction, and where applicable, the laws of the United States.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Amendment to be executed in its name on its behalf, all as of the day and year first above written.

STAR SCIENTIFIC, INC.

By:	/s/ Paul L. Perito
Paul L. Perito
Title: President and COO

ROBERT E. POKUSA

/s/ Robert E. Pokusa

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